Exhibit 99.1

CIE Bulletin Central Iowa Energy, LLC
October 2007
Open House Held
Over one hundred investor members attended an open house held at the CIE facility on August 18. Many members commented on how much they enjoyed the guided facility tours. Cake and cookies were served while a slide show of construction pictures and a biodiesel informational video were available for viewing. The Board of Directors and management team enjoyed meeting and conversing with all the members who attended. A special thanks to all of the CIE staff who put in extra time and effort to make this event a success!
Operations Update
As of September 30, we have produced 12,809,345 gallons of biodiesel. We continue to use crude and refined soybean oil and animal fats as feedstocks. All of our production has met or exceeded ASTM D6751 specifications for biodiesel.
CIE Launches Qualified Matching Service
Central Iowa Energy has recently prepared a qualified matching service (“QMS”) to provide prospective buyers and sellers of Central Iowa Energy membership units a forum for posting non-firm purchase or sale price quotes. The QMS is a “bulletin board” unit trading system that allows willing sellers and buyers to find each other. The QMS is accessible through the company’s website at www.centraliowaenergy.com by clicking on the “Unit Trading Bulletin Board” link. An interested person may post a price quote for their units on the bulletin board by contacting the Company. The Company will then post the prospective seller / buyer’s information on the bulletin board. Anyone interested in responding to a post should directly contact the individual responsible for the post. The buyer and seller will agree among themselves as to the terms of the transaction. Due to certain securities and tax laws, the Company cannot help you contact the person responsible for the post, assist you in determining the sale price or other terms of the transaction, or otherwise facilitate the transaction. When the prospective buyer and seller reach an agreement on the terms of the transaction, they must fill out a unit transfer application for submission to the Company, which can be found under the “Unit Trading Bulletin Board” link on the company’s website. The unit transfer application collects information necessary for us to determine whether the transfer is permissible under the Company’s operating agreement, the securities laws, and existing tax rules and regulations. Once the unit transfer application has been submitted to the Company, the Company will decide whether to approve the transfer. Prospective buyers and sellers must be aware of and comply with the following rules in order to utilize the QMS:
1.	The prospective seller of units cannot enter into a binding agreement to sell the units until the 15th calendar day after the prospective seller’s information is listed on the QMS;

2.	The closing of a sale of units made pursuant to the QMS cannot occur prior to the 45th calendar day after the prospective seller’s information is listed on the QMS;

3.	The prospective seller’s information must be removed within 120 days after its listing and cannot be reentered into the system for at least 60 days after its deletion from the system; and

4.	Only non-firm price quotes are permitted to be posted on the QMS. “Non-firm price quotes” are those quotes that do not commit any person to buy or sell membership units at the quoted price.
For more information about how to utilize the QMS or to post quote information on the QMS, please click on the “Unit Trading Bulletin Board” link at www.centraliowaenergy.com.
It’s Clean. It’s Renewable. It’s Biodiesel!

Iowa Is Top Biodiesel Producer
(Reprinted from Biodiesel Magazine Online; By Michael Shirek)
With 256.5 MMgy of current production capacity and another 95 MMgy under construction, Iowa leads the way in domestic biodiesel production with 351.5 MMgy of capacity. Texas and Illinois round out the top three with 265 MMgy and 199 MMgy of capacity, respectively.
According to statistics provided by BBI International, Texas (113), Illinois (105) and Nevada (105) all have more than 100 MMgy of capacity in construction as of the third quarter of 2007.
Total Biodiesel Production, Fall 2007
(State, MMgy in production, MMgy under construction/expansion, MMgy total)
1. Iowa, 256.5, 95, 351.5
2. Texas, 152, 113, 265
3. Illinois, 94, 105, 199
4. Alabama, 95, 60, 155
5. New Jersey, 74, 60, 134
6. Indiana, 90, 40, 130
7. Washington, 116, 0, 116
8. Nevada, 4, 105, 109
9. Missouri, 76, 31, 107
10. North Dakota, 85, 8, 93
11. Wisconsin, 25, 53, 78
12. Georgia, 37.5, 36, 73.5
13. Tennessee, 69, 3, 72
14. Arkansas, 27, 43, 70
15. Minnesota, 63, 4, 67
16. Kentucky, 7, 50, 57
17. Pennsylvania, 11.6, 45, 56.6
18. Nebraska, 5, 50, 55
19. Mississippi, 28, 27, 55
20. California, 46.5, 3, 49.5
21. Ohio, 38, 6, 44
22. Florida, 38, 3, 41
23. Michigan, 35, 0, 35
24. Colorado, 29, 0, 29
25. Oklahoma, 22, 0, 22
26. Virginia, 17, 0, 17
27. Louisiana, 15, 0, 15
28. Ontario (Canada), 15, 0, 15
29. New Mexico, 0, 15, 15
30. Idaho, 12, 0, 12
31. North Carolina, 10, 1, 11
32. South Carolina, 11, 0, 11
33. Quebec (Canada), 9, 0, 9
34. New York, 2.4, 5, 7.4
35. South Dakota, 7, 0, 7
36. Delaware, 5, 0, 5
37. Maryland, 0, 5, 5
38. Vermont, 4, 0, 4
39. West Virginia, 0, 3, 3
40. Utah, 3, 0, 3
41. Rhode Island, 1.2, 0, 1.2
42. Hawaii, 1, 0, 1
43. Oregon, 1, 0, 1
44. Manitoba (Canada), 0, 1, 1
Industry Update
The biodiesel industry has experienced rapid growth over the past several years. However, the biodiesel industry has also been facing many challenges recently, as the price of soybean oil and animal fat have increased to near record-high prices. Sensitivity to feedstock prices is one of the greatest risks associated with biodiesel production. Changes in the price of feedstock significantly affect the profitability of biodiesel production because there is little or no correlation between the cost of feedstock and the price of biodiesel, which is generally influenced by the cost of petroleum-based diesel. Accordingly, we are unable to pass along the increased cost of feedstock to our biodiesel customers. Further, as we move into the winter months, we may face decreased demand for biodiesel due to customer’s perceptions about cold flow characteristics leading to reduced usage rates of our product. We are carefully monitoring market trends and industry conditions so that we can determine the proper strategy to navigate through these current challenges and to make the necessary decisions regarding our future business plans and operations. We currently have feedstock contracts and hedging in place through December 31, 2007 that places our actual cost of feedstock below the current market replacement cost. We also have contracted sales of biodiesel, so we anticipate continuing to produce biodiesel during this period. As we move out of this period and have received our current feedstock contracts and filled our current sales contracts, we will evaluate whether it will be most economically prudent to continue to produce biodiesel or to temporarily cease production and monitor the market conditions for more favorable margin conditions to occur before resuming production.
NBB Praises Introduction of Biodiesel
Promotion and Quality Assurance Act
House bill dedicates a portion of nation’s diesel pool to biodiesel
(NBB Press Release)
Washington, D.C.- The National Biodiesel Board (NBB) applauded bipartisan legislation introduced today by U.S. Representatives Baron Hill (D-IN), John Shimkus (R-IL), Nydia Velazquez (D-NY), Kenny Hulshof (R-MO), Stephanie Herseth-Sandlin (D-SD) and Sam Graves (R-MO) to create a stable domestic market for biodiesel.
The Biodiesel Promotion and Quality Assurance Act of 2007 would dedicate a small portion of the nation’s 60 billion-gallon diesel pool to biodiesel and other biobased replacement diesel fuels. The legislation offers important recognition of biodiesel’s contribution as a blend component to diesel fuel. The legislation creates a minimum usage requirement for biodiesel and “biobased replacement diesel” that increases from 450 million gallon in 2008 to 1.25 billion gallons in 2012.
“It is critical that we move America away from foreign fuels and become energy independent,” said Representative Hill. “Biodiesel and other biobased diesel replacements offer a domestic fuel source that can be used right now to displace foreign oil. It is important for our country to move
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It’s Clean. It’s Renewable. It’s Biodiesel!

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forward in an economically and environmentally responsible way, and this legislation does just that.”
“This legislation is good for America’s energy security, economic growth and the environment because it would set a floor for biodiesel demand,” said Joe Jobe, NBB CEO. “The young U.S. biodiesel industry can do more to expand America’s domestic refining capacity if this legislation is enacted.
The biodiesel industry looks forward to working with Congress to pass a renewable requirement in the nation’s diesel pool as part of any effort to expand the Renewable Fuels Standard.”
Biodiesel is an environmentally safe fuel, and rises to the top of transportation fuels when weighing carbon footprint, life cycle greenhouse gas emissions and energy balance. The United States uses more than 60 billion gallons of diesel fuel each year in trucks, barges, rail engines, and off-road vehicles to transport people and goods. In 2006, 250 million gallons of biodiesel were sold, less than 1/2 of 1 percent of the diesel pool. Although not used to its full potential, biodiesel still reduced lifecycle greenhouse gas emissions by more than 4 billion pounds, which is equal to removing 350,000 passenger vehicles from America’s roadways.
Biodiesel Blending Facility Opens In Clear Lake
(Reprinted from Mason City Globe Gazette; By John Skipper)
CLEAR LAKE — The Magellan Midstream Partners biodiesel blending system is a great example of a value-added product in the ever-growing renewable fuels industry, U.S. Sen. Charles Grassley said today.
Grassley was one of numerous dignitaries who spoke at the grand opening of the Clear Lake business, which is the first biodiesel blending system located inside a petroleum terminal in Iowa.
“This is a perfect example of cooperation between energy companies — of companies working arm in arm instead of in competition with one another to solve a problem,” said Grassley.
The senator, well known for putting his homespun touch on complex issues, said the new Magellan facility reminded him of the old Campbell’s soup jingle. “It’s good, good, good,” he said.
Don Wellendorf of Tulsa, Okla., president and chief executive officer of Magellan Midstream Partners, said the biodiesel blending system provides “critical infrastructure in the local, state and regional economy.”
He said Magellan owns the longest refined products pipeline system in the U.S. as well as 81 petroleum distribution terminals in 22 states, including the one in Clear Lake. Magellan owns seven other terminals in Iowa — in Milford, Des Moines, Waterloo, Fort Dodge, Dubuque, Iowa City and Sioux City.
“The majority of diesel fuel distributed in Iowa flows through Magellan’s system,” he said.
He said the Clear Lake terminal plays an important role.
“Our investment in biodiesel blending infrastructure at the Clear Lake terminal is underpinned by customer demand and the renewable fuel policy requirements passed by Congress and the state legislatures in Iowa and Minnesota,” he said.
Grassley and State Rep. Linda Upmeyer, R-Garner, got a tour of the facilities as did representatives from many energy and business organizations who attended the festivities.
Disclaimer
Statements made in this publication, other than statements of historical fact, about Central Iowa Energy, LLC’s future business operations or other future prospects are forward-looking statements and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. Such factors include, among others, risks associated with the biodiesel industry generally, and other risk factors as described in Central Iowa Energy, LLC’s filings with the Securities and Exchange Commission. Many of these factors are beyond Central Iowa Energy, LLC’s ability to control or predict. Central Iowa Energy, LLC disclaims any intent or obligations to update its forward-looking statements, whether as a result of receiving new information, the occurrence of future events or otherwise.
It’s Clean. It’s Renewable. It’s Biodiesel!

SEC Filings
On August 15, we filed our quarterly 10-Q report with the SEC. It can be viewed on the SEC’s web site (www.sec.gov), a link to which is provided on our website (www.centraliowaenergy.com) by clicking on “SEC Compliance.” The next filing we expect to make will be our annual 10-K for our fiscal year ending September 30, 2007. It will be filed by December 29, 2007.
REG Earns Certified Marketer Status
Renewable Energy Group®, Inc. (REG®), who markets all of CIE’s biodiesel, recently earned the status of “BQ-9000 Certified Marketer” from the National Biodiesel Accreditation Committee (NBAC). The NBAC oversees the BQ-9000 program, which is a quality assurance program for the production (Accredited Producer) and marketing (Certified Marketer) of biodiesel. The voluntary program couples universally accepted quality management systems with the biodiesel product specification ASTM D-6751. The program covers storage, sampling, testing, blending, shipping, distribution and fuel management practices to help ensure quality biodiesel throughout the supply chain. “With the addition of the BQ-9000 Certified Marketer status, REG can provide added confidence to our customers through our extensive biodiesel handling, storage, transportation and testing methods,” said REG chief executive officer Jeff Stroburg. “We want to ensure that every gallon of high quality biodiesel that leaves one of our production facilities is handled properly all the way to the fuel tank of a school bus, commercial truck, tractor or diesel vehicle.”

Central Iowa Energy, LLC
3426 East 28th St N
Newton, IA 50208
ADDRESS CORRECTION REQUESTED

It’s Clean. It’s Renewable. It’s Biodiesel!